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As filed with the Securities and Exchange Commission on November 22, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYANOTECH CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	91-1206026 (I.R.S. Employer Identification No.)

73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740 (808) 326-1353
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

RONALD P. SCOTT
Executive Vice President & Chief Financial Officer
Cyanotech Corporation
73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740 (808) 326-1353
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
TAMARA L. THOMPSON, ESQ.
229 Brannan Street, Suite 18-G
San Francisco, CA 94107
(415) 495-5224

        Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

(Calculation of Registration Fee on following page)

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock	2,673,077	$0.51	$1,363,269	$125.43

(1)
Shares of Common Stock which may be offered pursuant to this Registration Statement are issuable upon conversion of $1,250,000 principal amount of 10% Convertible Subordinated Debentures due September 30, 2004, that are convertible into 1,923,077 shares of Common Stock, and 750,000 shares of Common Stock. In addition to the shares set forth in the table, the amount to be registered includes in accordance with Rule 416 an indeterminate number of shares issuable upon conversion of the Debentures, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) the basis of the average of the high and low prices of the Common Stock as quoted on the NASDAQ SmallCap Market on November 18, 2002.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

CYANOTECH CORPORATION
2,673,077 SHARES OF COMMON STOCK

        This prospectus is being used in connection with offerings from time to time by some of our stockholders. The selling stockholders collectively own the following stock being registered here:

          1,923,077 shares of common stock issuable on conversion of 10% Convertible Subordinated Debentures due September 30, 2004 currently held by the selling stockholders.

          750,000 shares of common stock currently held by the selling stockholders.

        All of the Common Stock sold under this prospectus will be sold for the account of stockholders. We will receive no proceeds from the sale.

        Our common stock is quoted on the NASDAQ Small Cap Market under the symbol "CYAN." The last reported sale price of the common stock on the NASDAQ SmallCap Market on November 18, 2002 was $.51 per share.

        You should read this prospectus and any prospectus supplements carefully before you decide to invest.

        INVESTING IN THE COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE BEFORE BUYING OR MAKING ANOTHER INVESTMENT DECISION ABOUT OUR COMMON STOCK.

        The selling stockholders from time to time may offer and sell the shares they hold on the NASDAQ SmallCap Market through broker-dealers, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The selling stockholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents. More information on the selling stockholders and how they will sell their shares is provided in the section entitled "Plan of Distribution."

        Each selling stockholder may be deemed to be an underwriter under the Securities Act of 1933, as amended.

        The mailing address of our principal executive offices is 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740, and the telephone number is (808) 326-1353. We are a Nevada corporation. We may be referred to in this prospectus as Cyanotech, the Company, we, us or our.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is November 18, 2002.

        WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE COMPANY THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE KINDS OF ACTIVITIES, THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU. THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	1
THE COMPANY	1
RISK FACTORS	2
USE OF PROCEEDS	7
SELLING STOCKHOLDERS	7
PLAN OF DISTRIBUTION	8
LEGAL MATTERS	9
EXPERTS	9
WHERE YOU CAN FIND MORE INFORMATION	9
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	10
INDEMNIFICATION	10

FORWARD-LOOKING STATEMENTS

        Some statements under "Summary," "Risk Factors," and elsewhere in this prospectus and in documents referred to are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, expressed or implied by such forward-looking statements. We caution you that such forward-looking statements are not guarantees of future performance. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control. All such forward-looking statements are current only as of the date on which such statements were made. We do not assume any obligation to update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. We particularly urge readers to consider the factors described under the heading Risk Factors. Those risks and the other economic, competitive and other factors noted elsewhere in this prospectus and in our recent filings with the Securities and Exchange Commission, including our Form 10-K, constitute cautionary statements that identify risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements.

THE COMPANY

        Cyanotech Corporation is a worldwide leader in the development and commercialization of high value natural products derived from microalgae. Microalgae are a diverse group of over 30,000 species of microscopic plants which have a wide range of physiological and biochemical characteristics and naturally contain high levels of proteins, amino acids, vitamins, pigments and enzymes. Since 1983, we have designed, developed and implemented proprietary production and harvesting technologies, systems and processes which eliminate many of the stability and contamination problems frequently encountered in the production of microalgae. We believe that our technology, systems, processes and favorable growing location permit year-round harvesting of our microalgae products in a cost-effective manner. We currently produce natural products from microalgae for the nutritional supplement, aquaculture feed, animal nutrition, and immunological diagnostics markets.

        Since 1985, Cyanotech has been producing microalgae-based "Spirulina" products for the vitamin and supplement market. Spirulina Pacifica®, which is our principal source of revenue, is a unique strain of Spirulina microalgae developed by us which provides a vegetable-based, highly absorbable source of natural beta-carotene, mixed carotenoids, B vitamins, gamma linolenic acid ("GLA"), protein, essential amino acids and other phytonutrients. We currently market our Spirulina products in more than eighteen countries through a combination of retail, wholesale, and private label channels.

        In early 1997, we introduced NatuRose® to the worldwide aquaculture industry. NatuRose is the brand name of our natural astaxanthin (pronounced "asta-zan-thin") product for the animal nutrition market which we produce from the microalga, Haematococcus pluvialis ("Haematococcus"). Astaxanthin is a red pigment used in aquaculture to impart a pink to red color to pen-raised fish and shrimp. The worldwide astaxanthin market for animal pigmentation is estimated at more than $200 million in annual sales. NatuRose competes in this marketplace with astaxanthin synthesized from petrochemicals and derived from other sources.

        In March of 1999, we announced the development of BioAstin®, our natural astaxanthin product for the human nutrition market. A growing body of scientific literature is demonstrating that the beneficial antioxidant properties of natural astaxanthin surpass many of the antioxidant properties of vitamin C, vitamin E, beta-carotene and other carotenoids. In August 1999, the United States Food and Drug Administration ("FDA"), completed its review of our application to sell BioAstin without objection, allowing us to offer our new product for sale and use as a human nutritional supplement in the United States. The Company believes that the total market that human astaxanthin products potentially could address is estimated to exceed $5 billion annually.

        Cyanotech Corporation was incorporated in Nevada in 1983. Our principal executive offices are located at 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740, and our telephone number is (808) 326-1353. Unless otherwise indicated, all references in this report to the "Company," "we," "us," "our," and "Cyanotech" refer to Cyanotech Corporation, a Nevada corporation, and its wholly owned subsidiaries, Nutrex Hawaii, Inc. ("Nutrex Hawaii"), a Hawaii corporation and Cyanotech Japan YK ("Cyanotech Japan"), a Japan corporation.

RISK FACTORS

        Please note that we do business in an environment that cannot be predicted and that involves significant risks, many of which are beyond our control. While we have attempted to set these out below, there may be risks and uncertainties that are unknown to us or that we now believe to be unimportant that we have not set out below. If these materialize, our business, financial condition and operating results could suffer significantly and be materially and adversely affected. This would in turn have the effect of hurting our overall prospects and value of our Common Stock. In addition to the other information contained in this Prospectus, you should carefully consider the risks described below before making an investment decision about our Common Stock. These are, however, not the only risks we face. Some risks are not yet known to us and there are others we do not currently believe are material but could later turn out to be so. All of these could hurt our business. The trading price of our common stock could decline because of general market conditions or because any or all of these risks come to pass.

WE MAY NEED ADDITIONAL CAPITAL AND OUR ABILITY TO OBTAIN ADDITIONAL CAPITAL IS CURRENTLY RESTRICTED; GOING CONCERN ISSUES.

        Our existing secured term loan facility has a limit of $3,500,000, of which $500,000 is being held by the lender in a maintenance reserve account. Our capital expenditures are limited each year to $500,000. Covenants in this term loan require us to maintain certain levels of eligible receivables and inventory and also require us to maintain financial covenants for tangible balance sheet equity, debt to net worth ratio, current ratio and debt service coverage, and restrict us from incurring additional secured indebtedness from third parties. We failed to meet the debt service coverage ratio covenant requirement for the year ended March 31, 2002 and the lender issued us a waiver of the covenant violation and deferred the calculation of such ratio until the year ending March 31, 2003. In November 2002, the lender removed this covenant from the term loan agreement. Substantially all of our assets are pledged as collateral for repayment of the term loan. Our collateral pledge may make it more difficult for us to obtain additional financing on advantageous terms, if at all.

        At September 30, 2002, the Company had cash and cash equivalents of $288,000. For the six months ended September 30, 2002, the Company incurred a net loss of $1,325,000 and used $720,000 in net cash in operating activities. Accordingly, this raises substantial doubt as to the ability of the Company to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to comply with the terms of its financing agreements, to obtain additional financing or refinancing as may be required, to attain profitability, or a combination thereof. There can be no assurance that these efforts will be successful or that the Company will have sufficient cash resources to support its future operations.

WE HAVE A HISTORY OF LOSSES FROM OPERATIONS AND FLUCTUATIONS IN OPERATING RESULTS.

        We have reported losses from operations in each of the past three fiscal years and we anticipate that we will continue to do so for the foreseeable future. We had an accumulated deficit of $12,784,000 at September 30, 2002. A significant portion of our expenses are fixed and if we continue to lose money on our operations, we may not be able to support our operations and the market price for our Common Stock and our ability to service our existing financing obligations, obtain new financing and run our business could be materially and adversely affected. In addition, our operating results have fluctuated on a quarterly and an annual basis and we anticipate that they will continue to do so in future periods.

POTENTIAL NASDAQ DELISTING; PENNY STOCK RULES

        The low bid price for common stock in fiscal 2002 for each of the quarters ended June 30, September 30, December 31 and March 31 was $.87, $.48, $.55 and $.96, respectively, and the last traded price on November 18, 2002 was $0.51. On June 17, 2002 we received a delisting warning letter from the NASDAQ National Market for failure to comply with the $1.00 minimum bid price. On September 19, 2002, our application for listing on the NASDAQ SmallCap Market was accepted and our listing moved from the NASDAQ National Market to the NASDAQ SmallCap Market. The NASDAQ SmallCap Market provides a 180-calendar day SmallCap Market grace period. As a result, we have until December 16, 2002, to regain compliance with the $1.00 minimum bid price requirement. We could also then be eligible for an additional 180-calendar day grace period, or until June 16, 2003 to demonstrate compliance provided that we continue to meet NASDAQ listing criteria for the SmallCap Market, which we believe we currently do. Furthermore, we may be eligible to transfer back to the NASDAQ National Market, if by June 12, 2003 our bid price maintains the $1.00 per share requirement for 30 consecutive trading days and we have maintained our compliance with all other continued listing requirements. If we are delisted from the NASDAQ SmallCap Market, based on current laws, brokers engaged in transactions in our Common Stock would be required to provide customers with a risk disclosure document and the amount of the compensation of the broker/dealer in the transaction and monthly account statements showing the market values of the amount of the stock held in the customer's accounts. If brokers become subject to these "penny stock" rules, they will be less willing to engage in transactions involving our stock, thereby making it more difficult for investors to trade in and sell our Common Stock.

WE RELY PRINCIPALLY ON A SINGLE PRODUCT FOR OUR SALES.

        Spirulina Pacifica, our principal product, accounted for 74% and 77% of net sales for the years ended March 31, 2002 and 2001. We anticipate that sales of our Spirulina products will continue to constitute a substantial portion of net sales during fiscal 2003. Any material decrease in the overall level of sales of, or the prices for, our Spirulina products, whether as a result of competition, change in consumer demand, increased worldwide supply of Spirulina or any other factors, would have a material adverse effect on our business, financial condition and results of operations. We do not know whether sales of our natural astaxanthin products (NatuRose and BioAstin) will ever reach the current sales levels of our Spirulina products. Our inability to successfully commercialize these additional products could have a material adverse effect on our efforts to diversify our product offerings and revenues and ultimately on our business, financial condition and results of operations.

WE DEPEND ON A SINGLE CUSTOMER FOR OVER 10% OF OUR SALES.

        Approximately 13% of our net sales for fiscal 2002 were to a single customer, Spirulina International B.V., a Spirulina marketing and distribution company based in Europe. Sales to this customer were 19% and 23% of net sales for the fiscal year 2001 and 2000, respectively. Any loss of or decrease in or adverse change in the terms for this business could have a material adverse effect on our business's financial condition and results of operations.

OUR SUCCESS IS DEPENDENT ON THE CONTINUED SERVICE OF OUR KEY PERSONNEL.

        We are and will continue to be dependent upon the efforts and abilities of a number of current key personnel and senior management. None of these people have an employment agreement with us and no key man insurance has been taken out on any of our officers. If we are unable to retain these people and attract and retain our other associates this could have a material adverse effect on our business, financial condition and results of operations.

WE FACE STRONG COMPETITION IN OUR MARKETS.

        Our Spirulina products compete with a variety of vitamins, dietary supplements, other algal products and similar nutritional products available to consumers. The nutritional products market is highly competitive. It includes international, national, regional and local producers and distributors, many of whom have greater resources than Cyanotech, and many of whom offer a greater variety of products. Our direct competition in the Spirulina market currently is from Dainippon Ink and Chemical Company's Earthrise facility in California and several large farms in China. To a lesser extent, we compete with numerous smaller farms in China, India, Thailand, Taiwan, Cuba and South Africa. Packaged consumer products marketed under our Nutrex brand also compete with products marketed by health food manufacturing customers of Cyanotech who purchase bulk Spirulina from us and package it for retail sales. A decision by another company to focus on Cyanotech's existing or target markets or a substantial increase in the overall supply of Spirulina could have a material adverse effect on our business, financial condition and results of operations. We have experienced a great deal of competitive pressure in the past, especially with respect to pricing, and we expect such pressure to continue for the indefinite future. As a result, if the competitive pressures to our business intensifies, particularly with respect to pricing, this could materially and adversely affect our business, financial condition and results of operations.

        Our natural astaxanthin product, NatuRose, competes directly with the synthetic astaxanthin products produced and marketed for the commercial feed and aquaculture industry worldwide by Hoffmann-LaRoche and BASF. During fiscal 2001, two additional producers, Archer Daniels Midland and Igene Biotechnology, Inc., entered the market with natural astaxanthin products derived from Phaffia yeast. Several other companies have announced plans to produce commercial quantities of natural astaxanthin but we believe that these companies are presently producing only small quantities for test purposes. Independent scientific studies have shown that the molecular structure of the astaxanthin derived from the Haematococcus microalgae more closely resembles the astaxanthin obtained by fish in the wild. However, we do not know whether our NatuRose product can successfully compete with synthetic astaxanthin, which could materially and adversely affect our ability to diversify our product offering and further build our business.

        Our human use astaxanthin product, BioAstin, was the first commercially available microalgae-based astaxanthin product in the United States. Presently, BioAstin competes in the United States with "Asta-Factor", a natural astaxanthin product produced and marketed by Mera Pharmaceuticals, Inc., and in the United States and Japan with "AstaReal" produced by Fuji Chemicals, as well as a variety of vitamins, dietary supplements and other antioxidant products available to consumers. The nutritional products market is highly competitive. It includes international, national, regional and local producers and distributors, many of whom have greater resources than Cyanotech, and many of whom offer a greater variety of products.

CONCENTRATION OF PRODUCTION CAPACITY; RELIANCE ON CLIMATE CONDITIONS

        All of our microalgae production capacity is located at our Kailua-Kona, Hawaii facility, on property leased from the State of Hawaii and which is situated on a 200-year-old lava flow adjacent to a dormant volcano. In the event that production at or transportation from our facility were interrupted by fire, volcanic eruption, earthquake, tidal wave, hurricane, or other natural disaster, work stoppage, termination or suspension of our facility lease by the State of Hawaii for public use or similar purposes, other regulatory actions or any other cause, we would be unable to continue to produce our products at this facility. Such an interruption would materially and adversely affect our business, financial condition and results of operations.

        Due to the importance of sunlight and consistent warm temperatures for microalgae growth, our production yield is significantly affected by weather patterns and seasonal weather changes. For example, we estimate that our culture ponds are up to approximately 20% less productive between the months of November and February due to fewer daylight hours and lower temperatures than during other months of the year. Any unseasonably cool or cloudy weather will adversely impact our production by decreasing it, which and could in turn have a material adverse affect on our business, financial condition and results of operations.

WE ARE SUBJECT TO THE UNCERTAINTIES OF GOVERNMENT REGULATION.

        Our products, potential products, manufacturing and research activities are subject to regulation by a number of government authorities in the United States and in other countries, including the Food and Drug Administration ("FDA"), pursuant to the Federal Food, Drug and Cosmetic Act. The FDA regulates, to varying degrees and in different ways, dietary supplements, other food products, diagnostic medical devices and pharmaceutical products, including their manufacture, testing, exportation, labeling, and, in some cases, advertising.

        We are also subject to regulation with respect to labeling of products, importation of organisms, and occupational safety, among others. Such regulations and policies are subject to change and depend heavily on administrative policies and interpretations. We work with foreign distributors to ensure our compliance with foreign laws, regulations and policies. We can make no assurance, however, that changes with respect to federal, state and foreign laws, regulations and policies, and, particularly with respect to the FDA or other such regulatory bodies, with possible retroactive effect, will not have a material adverse effect on our business, financial condition and results of operations.

        The Federal Dietary Supplement Health and Education Act ("DSHEA") regulates the use and marketing of dietary supplements, including vitamin products. DSHEA also establishes Good Manufacturing Practices ("cGMP") requirements for dietary supplements. It also regulates the labeling of dietary supplements. We believe, though there can be no assurance, that Spirulina, marketed as a dietary supplement, is exempt from FDA regulation as a food additive.

        Our Spirulina manufacturing processes and our contract bottlers are required to adhere to cGMP as prescribed by the FDA. We believe that we are currently in compliance with all applicable cGMP and other food regulations but there can be no assurance that Cyanotech can continue to meet applicable FDA manufacturing requirements. The use of Spirulina as a food additive for seasoning on salads or pasta or for other food uses has not been cleared by the FDA. We currently market our product for these food uses on the basis of our belief that its use in these food applications is generally recognized as safe and therefore is not subject to FDA pre-market clearances as a food additive.

        Our natural astaxanthin product, NatuRose, has received clearance for use as a feed and food color additive in Japan and Canada, as a feed color additive in the United States, and has received organic registration for use in feed in New Zealand.

        Sales of our astaxanthin product, BioAstin, are regulated in the United States by the FDA and the DSHEA rules. Our BioAstin products received FDA market clearance in August 1999.

WE ARE IN A BUSINESS WITH UNIQUE RISKS.

        Many unique compounds have been identified in microalgae. However, the efficient and cost effective commercial production of microalgae is elusive. Many microalgae culture systems over the last 20 years have failed. Microalgae produced for food supplements are typically cultivated and harvested outdoors. Production is significantly affected by climate, weather conditions and the chemical composition of the culture media. Without consistent sunlight, warm temperature, low rainfall and proper chemical balance, microalgae will not grow quickly. Longer harvesting cycles mean decreased pond utilization and increased cost. Furthermore, microalgal growth requires a nutrient rich environment. High nutrient levels in the ponds promote the growth of unwanted organisms, or "weeds," if the chemical composition of the ponds changes from its required balance. If contamination occurs, a pond must be emptied, cleaned and refilled, a process that decreases pond utilization and increases production costs.

OUR INTELLECTUAL PROPERTY IS DIFFICULT TO PROTECT.

        We rely on a combination of trade secrets, contracts, and patent, copyright and trademark law protection to establish and protect the intellectual property rights that are so critical to our success. We cannot guarantee however that we will be able to protect our technology adequately or that competitors will not be able to develop similar technology independently. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. Litigation in the United States or abroad may be necessary to enforce our patent or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation, even if successful, could result in substantial costs to us and diversion of our resources. This in turn could have a material adverse effect on our business, results of operations and financial condition. Additionally, if any claims are asserted against us, we may seek to obtain a license under the third party's intellectual property rights. Based on these facts, we are not in a position to know however whether a license would be available on terms acceptable or favorable to us, if at all.

OFFICERS AND DIRECTORS HAVE A SUBSTANTIAL OWNERSHIP INTEREST IN US.

        As of June 25, 2002, our executive officers and directors (nine persons) beneficially owned approximately 15% of our Common Stock, assuming the exercise of all outstanding stock options and warrants held by them. As a result, these people by virtue of their positions and holdings are in a position to influence to a significant degree our direction and policies, the election of our Board of Directors and the outcome of other matters requiring stockholder approval.

SALES TO DISTRIBUTORS AND MANUFACTURERS AND INTERNATIONAL SALES ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES.

        The majority of our bulk Spirulina sales are to companies with their own Spirulina product lines. Some of these companies identify and promote Cyanotech's Hawaiian Spirulina in their products, others do not. We also sell directly to health food manufacturers. Consumer products are sold through distributors and brokers. Thus we are largely dependent on the efforts of third parties to reach the ultimate consumers of our products.

        In the years ended March 31, 2002 and 2001, international sales accounted for approximately 47% and 54%, respectively, of our net sales. Our business, financial condition and results of operations may be materially and adversely affected by any difficulties associated with managing accounts receivable from international customers, tariff regulations, imposition of governmental controls, political and economic instability or other trade restrictions. Although international sales in countries other than Japan are currently denominated in United States dollars, fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in the affected country, leading to a reduction in sales in that country. Sales made through our subsidiary, Cyanotech Japan YK, are transacted in Japanese Yen and are subject to fluctuations in currency exchange rates.

WE ARE SUBJECT TO PRODUCT LIABILITY RISKS.

        Use of our products in human consumption may expose us to liability claims, although we have not been subject to any such claims to date. We conduct regular quality assurance tests, however we cannot guarantee that our products will not suffer contamination at our facilities or in the distribution channel, which could in turn cause injury to consumers. We do not believe that natural beta-carotene increases health risks; however there has been one study released in January 1996, that indicated that among smokers and persons who worked with asbestos, users of synthetic beta-carotene had a higher incidence of death from lung cancer and heart disease. We maintain product liability insurance in limited amounts for products involving human consumption. However, we do not know whether our insurance will be adequate or will remain available to cover any liabilities arising from use of our products. A contamination problem, product liability claim or recall of products would likely be extremely costly and as a result could have a material adverse effect on our business, financial condition and results of operations.

WE PAY NO DIVIDENDS ON OUR COMMON STOCK.

        We have never paid any cash dividends on our Common Stock and we do not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any payment of dividends on our Common Stock will depend on our earnings, our financial condition, and other business and economic factors affecting us as determined by our Board of Directors.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders but we have agreed to bear all expenses of registration of the selling stockholders' shares under federal and state securities laws. See "Plan of Distribution."

SELLING STOCKHOLDERS

        The following table sets forth information, received through November 18, 2002, with respect to the number of shares of Common Stock currently beneficially held by the selling stockholders and acquired prior to the date of this prospectus. It also sets out that number of shares of Common Stock that would be owned beneficially by the selling stockholders if all their Debentures had been converted into shares of Common Stock. The information in the table assumes that the selling stockholders will continue to hold the shares, however as noted below and in Footnote (2) of the table, this may not be the case.

        The information set out below in the selling stockholder table regarding the number of share held prior to the offering is based on information provided by or on behalf of the selling stockholders. The selling stockholders and holders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares. As a result, any supplement to this prospectus may contain additional or varied information about the selling stockholders or such other holders, and the shares beneficially owned by each such person.

        The selling stockholders may in their discretion offer all, some or none of the shares listed below.

SELLING STOCKHOLDER TABLE

SELLING STOCKHOLDER(1)	NUMBER OF SHARES OF COMMON STOCK HELD PRIOR TO THIS OFFERING	NUMBER OF SHARES OF COMMON STOCK INCLUDED IN OFFERING	TOTAL NUMBER OF SHARES OF COMMON STOCK OWNED AFTER OFFERING	PERCENT OF COMMON STOCK OWNED POST OFFERING(2)(3)(4)
Beneficial Owners of Debentures:
Michael Arlen Davis Charitable Lead Annuity Trust	0	1,923,077	1,923,077
Beneficial Owners of Common Stock:
Skywords Family Foundation, Inc.(5)	250,000	450,000	700,000
Janet J. Johnstone(6)	125,000	-0-	125,000
Trusts for the benefit of Michael Davis's minor children (the "Children's Trusts")(7)	100,000	300,000	400,000

Total	475,000	2,673,077	3,148,077	15.6%

(1)
None of the selling stockholders has or has had a material relationship with the Company within the past three years.

(2)
These figures and selling stockholder names speak only as of November 18, 2002, which is the date ownership information was last provided to the Company. The information may change depending on whether the selling stockholders sell, transfer or otherwise dispose of all or a portion of their Debentures of Common Stock after this date.

(3)
Subject to the qualifications noted in Footnote (2) above, we estimate that after this offering, the selling stockholders will own approximately 15.2% of the outstanding shares of our Common Stock.

(4)
Based on a total of 18,316,701 shares outstanding as of November 18, 2002, and assuming the exercise of the conversion rights under the Convertible Subordinated Debentures.

(5)
A charitable foundation of which Michael A. Davis ("Davis") and Janet J. Johnstone ("Johnstone") serve as two of the three directors.

(6)
Johnstone is the spouse of Michael Arlen Davis and serves as one of the three directors of the Skywords Family Foundation.

(7)
Trusts for the benefit of Michael A. Davis and Johnstone's minor children, of which Davis is Co-Trustee.

PLAN OF DISTRIBUTION

        This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 2,673,077 shares of our common stock. The selling stockholders will act independently of us in deciding to sell their shares. We will not receive any proceeds when the selling stockholders sell their shares.

        Shares of our common stock covered by this prospectus and any prospectus supplement may be offered and sold from time to time by the selling stockholders in one or more transactions. The selling stockholders, including their transferees, pledgees or donees or their successors, may sell or dispose of the shares being offered here in various ways:

  •
  on the NASDAQ Small Cap Market through broker-dealers;

  •
  in negotiated private transactions or otherwise, including an underwritten offering;

  •
  by pledge or by grant of a security interest in the shares to secure debts and other obligations;

  •
  through the distribution of the shares by a selling stockholder to his, her or its partners, members or stockholders; or

  •
  in a combination of any of the above transactions.

        In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common stock and deliver these securities to close out these short positions. They also may lend or pledge the common stock to broker-dealers that in turn may sell these securities.

        The selling stockholders may sell their shares by block trade or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the common stock to be made directly or through agents.

        The selling stockholders may sell their shares directly to purchasers or may use underwriters, broker-dealers or agents to sell their shares. Underwriters, broker-dealers or agents who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for whom they acted as agents or to whom they sold the shares as principal, or both. The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of their common stock may be deemed to be "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profits received by these underwriters, broker-dealers or agents or agents on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of the Securities Act, will be subject to the prospectus delivery requirements of the Securities Act.

        We will pay all fees and expenses incurred in connection with preparing and filing this prospectus and any prospectus supplement and the registration statement and any amendments to those documents. The selling stockholders will pay any brokerage commissions and similar selling expenses.

        We have agreed to keep the registration statement, of which this prospectus and any subsequent prospectus supplements constitute a part, effective for three years from its effective date or until all of the common stock covered by this registration statement has been sold, whichever occurs first. We cannot assure that the selling stockholders will sell all or any of the shares of common stock offered here.

        Under the registration rights agreement with the selling stockholders, we have agreed to indemnify the selling stockholders, and the selling stockholders have agreed to indemnify us, and each of us has agreed to indemnify other persons named or described in the registration rights agreement, in each case against various liabilities, including some liabilities arising under the Securities Act of 1933, as amended, in connection with the offer and sale of the common stock sold hereunder by the selling stockholders. These indemnification obligations of ours and the selling stockholders generally include obligations to indemnify any underwriter that participates in the offering or sale of the common stock by the selling stockholders and any person who controls each underwriter.

        Under the securities laws of certain states, the securities may be sold in such states only through registered or licensed brokers or dealers.

LEGAL MATTERS

        The validity of the common stock offered under this prospectus will be passed upon by Woodburn and Wedge, Reno, Nevada.

EXPERTS

        The consolidated financial statements and schedule of Cyanotech Corporation and subsidiaries as of March 31, 2002 and 2001, and for each of the years in the three years ended March 31, 2002, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the March 31, 2002 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited sources of additional liquidity to enable it to sufficiently liquidate its debts as they become due, which raises substantial doubt about it ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we filed with the Commission. Some information in the registration statement has been omitted from this prospectus in accordance with the rules of the Commission. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and accordingly, file reports, proxy and information statements and other information with the Securities and Exchange Commission. You may read and copy all or any portion of the registration statement as well as the reports, proxy and information statements and other information that we have filed with the Commission at the Commission's public reference rooms maintained at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Commission are also available to you on the Commission's Internet site (http://www.sec.gov). Our common stock is currently quoted on The NASDAQ SmallCap Market under the symbol "CYAN". Reports, proxy and information statements and other information concerning us may also be inspected at The NASDAQ Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Commission allows us to incorporate by reference certain of our publicly filed documents into this prospectus, and such information is considered part of this prospectus. Information that we file with the Commission after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 (except for any reports of our Compensation and Stock Option Committee included therein) or 15(d) of the Exchange Act until the selling stockholders have sold all the shares of common stock described in this prospectus or until we have de-registered any remaining unsold shares.

        The following documents filed with the Commission (File No. 0-146-02) are incorporated by reference in this prospectus:

  (1)
  Our Quarterly Reports on Form 10-Q for the three months ended June 30, 2002 and September 30, 2002;

  (2)
  Our Annual Report on Form 10-K for the year ended March 31, 2002;

  (3)
  Our Proxy Statement, filed with the Commission on July 1, 2002 (except for the Compensation and Stock Option Committee Report included therein); and

  (4)
  The description of our common stock set forth in our Registration Statement on Form 8-A, including any subsequent amendment or report filed for the purpose of updating that description.

        We will furnish to you, without charge, on your written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. You should direct any requests for documents to Secretary, Cyanotech Corporation, 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740, telephone: (808) 326-1353.

INDEMNIFICATION

        The Nevada Private Corporation Law (NPCL) and our Restated Articles of Incorporation and Bylaws provide that we may indemnify our officers, directors and persons that control us from liability in circumstances that may include those under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the indemnification provision noted above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14: Other Expenses of Issuance and Distribution

        The following table sets forth the cost and expenses payable by the registrant in connection with the sale of the securities being registered. The registrant will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee and the NASDAQ Small Cap Market Additional Listing Fee.

SEC registration fee	$125
NASDAQ SmallCap Market Listing fee	$26,731
Legal Fees and Expenses	$3,000
Accounting Fees and Expenses	$6,500
Miscellaneous expenses	$3,000

Total	$39,356

Item 15. Indemnification of Directors and Officers

        The Nevada Private Corporation Law ("NPCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to (x) any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation and (y) any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action. The NPCL also permits us to purchase and maintain insurance on behalf of our directors and officers against any liability arising out of their status as such, whether or not we would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

        Our Bylaws provide that we shall, to the fullest extent permitted by applicable law, indemnify any of our directors or officers in connection with certain actions, suits or proceedings, against, expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. We are also required to pay any expenses incurred by a director or officer in defending such an action, in advance of the final disposition of such action. Our Bylaws further provide that, by resolution of the Board of Directors, such benefits may be extended to employees, agents or other representatives of us.

        The NPCL provides that a corporation's articles of incorporation may contain a provision which eliminates or limits the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that such a provision must not eliminate or limit the liability of a director or officer for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of illegal distributions. Our Restated Articles of Incorporation include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

        Under the terms of the our subscription agreement with the selling stockholders and the debentures, the selling stockholders and the registrant have agreed to indemnify each other for representations and warranties under the agreements and securities law matters.

Item 16. Exhibits.

Exhibit Number	Exhibit
4.1	Form of Common Stock Subscription Agreement
5.1	Opinion of Woodburn and Wedge
23.1	Consent of KPMG LLP, Independent Auditors
23.2	Consent of Woodburn and Wedge (see Exhibit 5.1)
24.1	Powers of Attorney (included on page II-5)

Item 17. Undertakings

        1.    We hereby undertake:

          (a)  To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that subparagraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment to those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.    The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        4.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Kailua-Kona, Hawaii, on November 20, 2002.

CYANOTECH CORPORATION
By:	/s/ GERALD R. CYSEWSKI Gerald R. Cysewski Chief Executive Officer, President and Chairman of the Board

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints each of Ronald P. Scott and Gerald R. Cysewski, with the power of substitution, his attorney-in-fact, to sign any amendments to this Registration Statement (including post-effective amendments), and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitutes, may do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ GERALD R. CYSEWSKI Gerald R. Cysewski	Chairman of the Board, President and Chief Executive Officer	November 20, 2002
/s/ RONALD P. SCOTT Ronald P. Scott	Executive Vice President, Finance and Administration, Chief Financial Officer and Chief Accounting Officer	November 20, 2002
/s/ ERIC H. REICHL Eric H. Reichl	Director	November 20, 2002
/s/ DAVID I. ROSENTHAL David I. Rosenthal	Director	November 19, 2002
/s/ JOHN T. WALDRON John T. Waldron	Director	November 19, 2002
/s/ PAUL C. YUEN Paul C. Yuen	Director	November 18, 2002

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Form of Common Stock Subscription Agreement
5.1	Opinion of Woodburn & Wedge
23.1	Consent of KPMG LLP, Independent Auditors
23.2	Consent of Woodburn & Wedge (included in the opinion filed as Exhibit 5.1)
24.1	Power of attorney (included on the signature page at II-5)

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CYANOTECH CORPORATION 2,673,077 SHARES OF COMMON STOCK
TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
SELLING STOCKHOLDER TABLE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INDEMNIFICATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14: Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits.
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX